Exhibit 99.1
Investor / Media contact:
Josh Duckworth
513-397-2292
joshua.duckworth@cinbell.com

Jack Cassidy Elected Vice Chairman of the Board, Ted Torbeck Named CEO at Cincinnati Bell Inc.

CINCINNATI--(BUSINESS WIRE)--Jan. 31, 2013-- Cincinnati Bell Inc. (NYSE: CBB) announced today that Ted Torbeck has been named Chief Executive Officer of the company and member of the Board of Directors. He succeeds Jack Cassidy, who has been elected Vice Chairman of the Board.
Formalized by the Board in a vote this morning and effective immediately, the move is part of Cincinnati Bell’s established succession plan.
“The Board shares my confidence that Ted will lead the company successfully through its next chapter,” said Mr. Cassidy. “Over the past two years, under Ted’s leadership, Cincinnati Bell Communications has provided support for the growth of the data center business and has successfully invested in and grown the company’s fiber-based products for both consumer and business. Ted has a strong vision for the future and a comprehensive plan to achieve growth in the business and consumer markets. I’m confident that he and his team will move the company forward.”
Mr. Cassidy will have a new leadership role at Cincinnati Bell as Vice Chairman of the Board of Directors. “Jack’s extraordinary leadership and courage were instrumental in Cincinnati Bell’s transformation from a struggling long-haul fiber carrier to a vibrant telecommunications and data center company,” said Phil Cox, Cincinnati Bell Chairman of the Board. “Cincinnati Bell’s highly successful IPO of CyrusOne Inc. marks the final chapter of Jack’s service as CEO but does not mark the end of his contributions. Jack will continue to provide leadership and vision in his role as Vice Chairman of the Board.”
About Ted Torbeck
Ted Torbeck is CEO of Cincinnati Bell Inc. He joined Cincinnati Bell in 2010 as President and General Manager of Cincinnati Bell Communications. In that role, he was responsible for all Cincinnati-based communications businesses, which include Cincinnati Bell Telephone and other wireline companies, Cincinnati Bell Wireless and CBTS.
Prior to joining Cincinnati Bell, Mr. Torbeck was Chief Executive Officer of the Freedom Group, a subsidiary of Cerberus Capital Management, a private equity firm. In this role, Mr. Torbeck acquired nine companies and integrated them into one entity. Mr. Torbeck worked more than 25 years for the General Electric Co. He served as the Vice President of Operations for GE Industrial Business, President and CEO of GE's Rail Services business as well as Vice President of Global Supply Chain for GE Aviation.
A native of Cincinnati, Mr. Torbeck earned his B.S. in Marketing from Miami University in Oxford, Ohio, and his MBA at Xavier University. He is on the Board of Directors for United Way of Greater Cincinnati and the USA Regional Chamber Board.

In addition, he serves on the Minority Business Accelerator Leadership Council for the Cincinnati USA Regional Chamber and is a member of the Cincinnati Regional Business Committee with a focus on education. He is also the capital campaign co-chair for St. Aloysius.
About Jack Cassidy
Jack Cassidy is Vice Chairman of the Board of Cincinnati Bell Inc. and Chairman of the Board of CyrusOne Inc. (NASDAQ: CONE).
He has been employed at Cincinnati Bell for 17 years, including 9 years as CEO. During his tenure, he led Cincinnati Bell into the wireless, long distance, fiber and, most recently, the data center business.
Mr. Cassidy serves or has served on the boards of the Cincinnati USA Regional Chamber, Cincinnati Business Committee, Cincinnati Museum Center, University Hospital, 3CDC, the Boomer Esiason Foundation and is the past chair of the Cincinnati Chamber of Commerce's Regional Technology Initiative and Chair of the Chamber's Minority Business Accelerator Program.
In addition to being honored as the Personal Communications Industry Association's (PCIA) Distinguished Corporate Citizen, Mr. Cassidy has received the Overstreet Award for Education, the Cincinnati School Board's "Making a Difference" award, and the Cincinnatus Association John E. Pepper Award. Most recently, he was recipient of the Cincinnati Human Relations Commission "Connecting Cultures & Communities" award. Cincinnati Bell and Jack Cassidy were honored as JDRF Cincinnatians of the Year. He and Anthony Smith, former Principal of Robert A. Taft Information Technology High School, were 2012 national award recipients of the Jacqueline Kennedy Onassis "Jefferson Awards for Public Service." Their relationship is also featured in Tom Brokaw's book The Times of Our Lives.
Mr. Cassidy attended Cleveland State University’s Management and Labor Relations program. He was awarded an Honorary Ph.D. from Cleveland State University in 2006.

About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed internet, entertainment and wireless services - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on Cincinnati Bell for efficient, scalable office communications systems and end-to-end IT solutions. Cincinnati Bell also is the majority owner of CyrusOne Inc. (NASDAQ: CONE), which provides best-in-class data center colocation services to enterprise customers through its facilities with fully redundant power and cooling solutions that are currently located in the Midwest, Texas, Arizona, London and Singapore. For more information, please visit www.cincinnatibell.com.